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                                                                    EXHIBIT 10.1

                            FIRST AMENDMENT
                                TO THE
                            CREDIT AGREEMENT

                       Dated as of March 29, 1996

   This FIRST AMENDMENT dated as of March 29, 1996 (this "First Amendment") is between US FACILITIES CORPORATION, a Delaware corporation (the
"Borrower"), and FLEET NATIONAL BANK OF CONNECTICUT, a national banking association, formerly known as Shawmut Bank Connecticut, N.A. (the "Bank").

   PRELIMINARY STATEMENTS. The Borrower and the Bank entered into a Credit Agreement dated as of December 20, 1994 (the "Credit Agreement"). The Borrower and the Bank wish to amend the Credit Agreement, to, among other things, extend the Revolving Loan Termination Date and defer the date of the commencement of the Mandatory Quarterly Commitment Reduction.

   NOW, THEREFORE, the Borrower and the Bank agree as follows:

   Section 1. AMENDMENTS TO THE CREDIT AGREEMENT. Effective as of the effective date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

   (a) SECTION 1.1 (DEFINITIONS) of the Credit Agreement is amended by substituting for subparagraph (c) of the defined term "Applicable Margin" the following:

       "(c) with respect to Eurodollar Rate Loans, the rate per annum for each rating level period set forth in the schedule below:

                                 Applicable Margin
                                 -----------------

            Level I Period             1.75%

            Level II Period            1.50%

   (b) SECTION 1.1 (DEFINITIONS) of the Credit Agreement is amended by substituting for the defined term "Revolving Loan Termination Date" the following:


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                                    - 2 -

       "REVOLVING LOAN TERMINATION DATE" means December 31, 2002. If such date is not a Business Day, the Revolving Loan Termination Date shall be the next preceding Business Day.

   (c) SUBSECTION (B) OF SECTION 2.5 (MANDATORY QUARTERLY REDUCTION OF COMMITMENT) of the Credit Agreement is replaced with the following:

       "(b) Commencing on March 31, 1997 and continuing on each succeeding
            June 30, September 30, December 31 and March 31 thereafter until the Revolving Loan Termination Date, the Commitment of the Bank to make Revolving Loans A shall be reduced automatically by the amounts set forth in the following table:

                                                           Mandatory Quarterly
              Year                                    Commitment/Principal Reduction
              ----                                    ------------------------------
January 1, 1997 - December 31, 1997                               $625,000

January 1, 1998 - December 31, 1998                             $1,325,000

January 1, 1999 - Revolving Loan Termination Date               $1,700,000

   After the Commitment to make Revolving Loans A has been reduced to zero, the above reduction amounts shall be applied to pay the outstanding principal balance of the Revolving Loans B."

   (d) SECTION 7.10 MINIMUM STATUTORY SURPLUS of the Credit Agreement is replaced with the following:

       "Section 7.10. MINIMUM STATUTORY SURPLUS. As of the end of any fiscal quarter, permit Statutory Surplus of USF RE to be less than an amount equal to the sum of (a) $80,000,000 plus (b) 75% of any positive Statutory Net Income, after dividends to the Borrower, for each fiscal quarter following the fiscal quarter ending December 31, 1995, plus (c) any contributions to surplus made by the Borrower to USF RE, from Revolving Loans or otherwise, during each fiscal quarter following the fiscal quarter ending December 31, 1995."

   (e) SECTION 7.11 MINIMUM CONSOLIDATED GAAP NET WORTH of the Credit Agreement is replaced with the following:

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                                    - 3 -

       "Section 7.11. MINIMUM CONSOLIDATED GAAP NET WORTH. As of the end of any fiscal quarter, permit Consolidated GAAP Net Worth of the Borrower and its Subsidiaries to be less than an amount equal to the sum of (a) $75,000,000, plus (b) 50% of cumulative positive net income (as determined in accordance with GAAP) for each fiscal quarter following the fiscal quarter ending December 31, 1995, plus (c) the amount of paid-in capital resulting from any issuance by the Borrower of its capital stock after December 20, 1994."

   (f) SECTION 7.10 MINIMUM STATUTORY SURPLUS of Attachment 3 to Exhibit C of the Credit Agreement is replaced with the following:

   "Section 7.10. MINIMUM STATUTORY SURPLUS

   1.  Statutory Surplus of USF RE as of the fiscal quarter
   ending ____________, 199_                                 = ________________

   2. Positive Statutory Net Income for each fiscal quarter following the fiscal quarter ended December 31, 1995 was :

      [Include data for each quarter, as applicable]

   2a. The sum of positive Statutory Net Income for each of
   the quarters set forth in Line 2 above                     = _______________

   2b. 75% of line 2a                                         = _______________

   3. Contributions to surplus made by Borrower to USF RE during each fiscal quarter following the fiscal quarter ended December 31, 1995 were:

      [Include data for each quarter, as applicable]

   3a. The sum of the contributions for each of the quarters
   set forth in line 3 above                                  = _______________

   4.  The sum of $80,000,000 and line 2b and line 3a         = _______________

   5.  Line 1 is not less than line 4."


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                                      -4-

     (g) SECTION 7.11 MINIMUM CONSOLIDATED GAAP NET WORTH of Attachment 3 to Exhibit C of the Credit Agreement is replaced with the following:

     "Section 7.11.  MINIMUM CONSOLIDATED GAAP NET WORTH

     1.   Consolidated GAAP Net Worth as of the fiscal quarter ending
     ______________, 199__.                                             = ______

     2. Consolidated positive net income (as determined in accordance with GAAP) for each fiscal quarter following the fiscal quarter ended December 31, 1995 was:

           [INCLUDE DATA FOR EACH QUARTER, AS APPLICABLE]

     2a.  The sum of the positive net income for each of the quarters
     set forth in Line 2 above                                          = ______

     2b.  50% of line 2a                                                = ______

     3.   Paid-in capital resulting from any issuance by the Borrower
     of its capital stock                                               = ______

     4.   The sum of $75,000,0000 and line 2b and line 3                = ______

     5.   Line 1 is not less than line 4."

     Section 2. CONDITIONS OF EFFECTIVENESS. This First Amendment shall become effective when, and only when, the Bank shall have received a counterpart of this First Amendment executed by the Borrower and shall have additionally received, in form and substance satisfactory to the Bank:

     (a)  A certificate of a Senior Officer of the Borrower stating that:

          (i) the representations and warranties contained in Article 5 of the Credit Agreement are correct on and as of the date of such certificate as though made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

          (ii) no Event of Default or Default has occurred and is continuing or would result from the signing of this First Amendment or the transactions contemplated thereby; and

          (iii) there has been no material adverse change in the financial condition, operations, Properties, business or business prospects of the Borrower and its Subsidiaries, if any, since the date of the last Borrowing under this Agreement.


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                                      -5-

     (b) A certificate of the Secretary or Assistant Secretary of the Borrower as to the following:

          (i) specimen signatures and incumbency of officers signing this First Amendment and all other documents, certificates and instruments delivered in connection herewith and therewith (collectively, the "Amendment Documents"); and

          (ii) that attached thereto is a true, complete and correct copy of the resolutions of the Board of Directors (or Executive Committee thereof) of the Borrower authorizing the transactions contemplated by the Amendment Documents, certified by the Secretary of the Borrower (which certificate shall state that such resolutions are in full force and effect on the date of the certificate).

     (c) All information and documents relating to the Borrower, as the Bank may reasonably request, all in form and substance satisfactory to the Bank and its special counsel.

     (d)  Payment to the Bank of the $12,500 amendment fee.

     Section 3. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents as follows:

     (a) The execution, delivery and performance by the Borrower of this First Amendment have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its shareholders; (ii) violate any provisions of its articles of incorporation or by-laws; (iii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including without limitation, Regulation U and X), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon the Borrower or any Subsidiary; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its Properties may be bound; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

     (b) No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other Person, including without limitation, the California or Massachusetts Insurance Commissioner, is required to authorize, or is required in connection with the execution, delivery and performance by the Borrower of, or the legality, validity, binding effect or enforceability of, this First Amendment.



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                                      -6-

     (c) This First Amendment constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

     (d) No actions, suits or proceedings or investigations (other than routine examinations performed by insurance regulatory authorities) are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, or any Property of any of them before any court, governmental agency or arbitrator, which if determined adversely to the Borrower or any Subsidiary would in any one case or in the aggregate, materially adversely affect the financial condition, operations, Properties, business or, to the knowledge of the Borrower, prospects of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform is obligations under the Credit Agreement, as amended by this First Amendment.

     (e) No information, exhibit or report furnished in writing by or on behalf of the Borrower or any officer or director of the Borrower to the Bank in connection with the negotiation of, or pursuant to the terms of, this First Amendment contained when made any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

     Section 4. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT

     (a) Upon the effectiveness of this First Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Credit Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended thereby.

     (b) Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

     Section 5. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder and thereunder. In addition, the Borrower shall pay any and all stamp and other taxes


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                                      -7-


payable or determined to be payable in connection with the execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     Section 6. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 7. GOVERNING LAW. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

     Section 8. DEFINED TERMS. Capitalized terms used herein which are not expressly defined herein shall have the meanings ascribed to them in the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


Accepted and agreed to as of the date first above written.



                                       US FACILITIES CORPORATION


                                       By:   /s/ Mark Burke
                                          --------------------------------
                                            Name:
                                            Title:


                                       FLEET NATIONAL BANK OF CONNECTICUT


                                       By:   /s/ Robert B. Meditz
                                          --------------------------------
                                            Name: Robert B. Meditz
                                            Title: Assistant Vice President